Exhibit 10.12

April 24th, 2014

VIA FEDERAL EXPRESS

OptiNose US, Inc.

1010 Stony Hill Road, Suite 375

Yardley, PA 19067

USA

Attention: Chief Executive Officer

Re:                             First Amendment of License Agreement between OptiNose US, Inc.
(“OptiNose”) and Avanir Pharmaceuticals, Inc. (“Avanir”) dated
July 1, 2013 (“Agreement”)

Dear Peter Miller:

This letter confirms our understanding and agreement with respect to the assignment by OptiNose to Avanir of IND No. 110090. Unless otherwise defined in this letter, all initially capitalized terms used in this letter shall have the meanings given to such terms in the Agreement.

1.                                      Avanir and OptiNose agree that Section 5.2 of the Agreement is hereby deleted in its entirety and replaced with the following:

“On April 30, 2014, OptiNose shall assign and cause to be assigned to Avanir IND No. 110090 (“Existing IND”) and all other Regulatory Material relating to the Product in the Licensed Territory. Prior to the assignment and transfer of such Existing IND and other Regulatory Materials, OptiNose: (a) shall maintain (and/or cause to be maintained) such Existing IND and other Regulatory Materials; and (b) in any event, shall take reasonable actions to make available to Avanir and/or its designee the benefits of such Existing IND and other Regulatory Materials in the Licensed Territory, to the extent required by Avanir in connection with its activities under this Agreement. OptiNose hereby grants Avanir and its designees a right of reference with respect to the Existing IND (including any supplements and amendments thereto) and Regulatory Materials submitted in connection therewith for the purpose of preparing, filing, obtaining or maintaining Regulatory Approval for the Product in the Licensed Territory and OptiNose shall execute and, upon Avanir’s request, submit to the FDA, any necessary or appropriate notice or permission to confirm, effect or perfect such right of reference, including the letter to the FDA set forth in Exhibit 5.2. The Out-Of-Pocket Expenses incurred by OptiNose in performing its obligations under this Section 5.2 shall be shared by the Parties to the extent and as provided in Section 4.5 above.”

2.                                      Avanir and OptiNose agree that Attachment A to this letter is hereby appended to the Agreement as Exhibit 5.2.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.                                      In addition, Avanir and OptiNose agree that:

a.                                      notwithstanding Section 5.4 of the Agreement, OptiNose shall be responsible for liaising with and managing all interactions with the FDA relating to the Existing IND prior to the assignment of such Existing IND to Avanir in accordance with Section 5.2, [***]. Accordingly, OptiNose and Avanir agree that the terms of Section 5.4(a) and of Section 5.4(c) shall apply mutatis mutandis to Avanir’s participation in OptiNose’s interactions with the FDA relating to the Existing IND prior to the assignment of such Existing IND to Avanir in accordance with Section 5.2, except that each reference in Section 5.4(a) of the Agreement to the “Device” shall be deemed to be replaced with the word -Product.”

b.                                      Out of Pocket Expenses incurred by Optinose in performing its obligations under this letter shall be regarded as Joint Development Costs and be subject to the cost sharing provisions of the Agreement.

This letter is intended to comply and, upon counter-signature by OptiNose, will be deemed to comply with the requirements of the last sentence of Section 15.1 of the Agreement.

This letter was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this letter. This letter and all disputes arising out of or related to this letter shall be governed by and construed under the Laws of the State of Delaware, U.S.A., without giving effect to any choice of law principles that would require the application of the Laws of a different jurisdiction. All disputes arising out of or related to this letter shall be resolved in accordance with Article 14 of the Agreement, as if the provisions of Article 14 were fully incorporated herein.

Except as specifically amended by this letter, no provision of the Agreement shall be affected hereby and all provisions of the Agreement shall remain in full force and effect. The Agreement, as specifically amended by this letter, is hereby confirmed and approved by each of OptiNose and Avanir.

Please confirm OptiNose AS’s and OptiNose, Inc.’s agreement with, and acceptance of, the foregoing by arranging for an authorized representative of each of OptiNose AS and OptiNose, Inc. to sign this letter in the space indicated below and return an original copy of the letter countersigned by OptiNose AS and OptiNose, Inc. to me at the address for Avanir specified in Section 15.3 of the Agreement.

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Sincerely,

/s/ Gregory J. Flesher
Avanir Pharmaceuticals, Inc.

Name: Gregory J. Flesher

Title: SVP, Chief Business Officer

Date:	April 24, 2014

AGREED AND ACCEPT:		ACKNOWLEDGED AND AGREED:

OptiNose US, Inc.		OptiNose AS

/s/ Peter Miller		/s/ Peter Miller

Name:	Peter Miller	Name:	Peter Miller

Title:	Chief Executive Officer	Title:	Chief Executive Officer

Date:	April 25, 2014	Date:	April 25, 2014

cc:                                Asher M. Rubin, Hogan Lovells US LLP

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ATTACHMENT A

RIGHT OF REFERENCE LETTER

Lana Chen, RPh

Project Manager

Food and Drug Administration

Silver Spring, MD 20993

Re: Grant of right of reference to IND No. 110090

Dear Lana:

By way of this letter, OptiNose US, Inc. (“OptiNose”), having an address at 1010 Stony Hill Road, Suite 375, Yardley, PA 19067,USA, is providing the FDA with notice that it has granted Avanir Pharmaceuticals, Inc. (“Avanir”), having an address at 30 Enterprise, Suite 400, Aliso Viejo, CA 92656, a right of reference with respect to OptiNose’s IND No. 110090 (and any supplements and amendments thereto) and correspondence and/or filings submitted in connection therewith (the, “OptiNose IND”). Accordingly, OptiNose hereby authorizes the FDA to reference the OptiNose IND when reviewing Avanir’s filings with the FDA for the following products, to the extent Avanir’s filings for such products reference the OptiNose IND: products or product candidates consisting of a formulation that contains as an active ingredient a compound within the class of compounds known as triptans, including any salt, polymorphic or amorphous form of such a compound, that is delivered in a nasal delivery device.

Sincerely,

/s/ Peter Miller	Date:	April 25, 2014

Peter Miller
CEO
OptiNose

[***] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.